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Power Integrations, Inc.
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POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Wednesday, May 22, 2019, at 2:00 p.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect the Power Integrations Board of Directors' seven nominees as directors to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.

3.	To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, as described in this proxy statement.

4.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2019.

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Wednesday, May 22, 2019, at 2:00 p.m. at 5245 Hellyer Avenue, San Jose, California 95138
The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4 identified above.
We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2018 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
The record date for the Annual Meeting was March 25, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

San Jose, California
March 28, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002
PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
May 22, 2019
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or on the internet.
Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?
We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 4, 2019. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.
Will I receive any other proxy materials by mail?
If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after April 14, 2019.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Wednesday, May 22, 2019, at 2:00 p.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138. Directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 25, 2019, will be entitled to vote at the Annual Meeting. On this record date, there were 29,049,032 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 25, 2019, your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 25, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are four matters scheduled for a vote:

•	Election of our Board of Directors’ seven nominees as directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Approval, on an advisory basis, of the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, as described in this proxy statement; and

•
Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2019.

These items of business are more fully described in the proxy statement accompanying this Notice.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.
Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of annual meeting and proxy voting materials.
Can I vote my shares by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on May 22, 2019, to be counted.

•
To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on May 22, 2019, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2019.
What happens if I do not vote?
Stockholder of Record; Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the advisory approval of executive compensation, “For” the advisory approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2019. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice or set of proxy materials?
If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.
Can I change my vote or revoke my proxy after submitting my proxy?
Stockholder of Record; Shares Registered in Your Name
Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again over the internet or by telephone.

•	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 5, 2019, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2020 annual meeting of stockholders is held before April 22, 2020, or after June 21, 2020, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2020 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 5, 2019, except that if our 2020 annual meeting of stockholders is held before April 22, 2020, or after June 21, 2020, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to elect directors?
The election of directors at this Annual Meeting is an uncontested election and, as a result, the majority-voting provisions of our Corporate Governance Guidelines are applicable to this election. Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before our Board of Directors could nominate the nominees for re-election as director.
If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.
Although for the election of our seven nominees as directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected as a director, if a director receives more “Withheld” votes than “For” votes that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director’s conditional resignation.
How many votes are needed to approve the compensation of the company’s named executive officers, the amendment and restatement of the 2016 Incentive Award Plan and the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors?
To be approved, each of the compensation of the company’s named executive officers, the amendment and restatement of the 2016 Incentive Award Plan and the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2019, must receive more “For” votes than “Against” votes on the matter. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 29,049,032 shares outstanding and entitled to vote. Thus the holders of 14,524,517 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and annual report to stockholders are available at: http://www.edocumentview.com/POWI.

PROPOSAL 1
ELECTION OF DIRECTORS
Power Integrations’ Board of Directors (the “Board”) is elected annually at each annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.
The Board currently has nine members, all of whose terms of office expire at the Annual Meeting. Each of Alan D. Bickell and E. Floyd Kvamme, current members of our Board, are retiring from their service on the Board effective at the Annual Meeting; accordingly, the Board has reduced the size of the Board to seven members effective at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.
Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2020 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the Annual Meeting. Six of the company’s nine directors serving on the Board attended the 2018 annual meeting of stockholders, three by way of teleconference.
Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote executed proxies returned to us for the nominees named below. The seven nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers about These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.
This Proposal 1 is to elect our seven nominees nominated as directors. The biographies of each of the nominees below contain information regarding the person’s age as of March 15, 2019, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board’s conclusion that the director should continue to serve as a director of Power Integrations.
Wendy Arienzo, Ph.D., age 63, has served as a director of Power Integrations since April 2017. Dr. Arienzo has more than three decades of technical and managerial experience in technology industries, including the semiconductor and power-electronics industries. Since 2013 she has served as vice president of operations at Fujifilm Dimatix, Inc., a leading supplier of piezoelectric industrial print heads. Previously, she was CEO and a director of ArrayPower, a developer of software-defined inverter technology for solar-energy systems. Her prior experience includes a series of executive and technical roles at NXP Semiconductors (and its predecessor, Philips Semiconductor), IBM Corp. and AT&T Bell Laboratories, among others.
Dr. Arienzo has a B.S. and an M.S. in Materials Science Engineering from Brown University, and a Ph.D. in Materials Science Engineering from Stanford University.
Balu Balakrishnan, age 64, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.
Mr. Balakrishnan, who has 40 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of several key Power Integrations’ technologies and has been issued 195 U.S. patents. He has received the

Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.
Nicholas E. Brathwaite, age 60, has served as a director of Power Integrations since January 2000. A veteran of the semiconductor industry, Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies, from February 2008 until May 2011, and Photon Dynamics, Inc., a provider of products and services to flat-panel display manufacturers, prior to its acquisition in October 2008.
Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States (including five semiconductor companies), which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the chief executive officer of Aptina Imaging Corporation, a fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and was chairman of the company’s board of directors until Aptina was acquired by ON Semiconductor in August 2014. He served as the vice president of technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ chief technology officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global electronics manufacturing service provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM services, power supplies and other component businesses. He joined Flextronics in 1995 when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. Mr. Brathwaite currently serves on the board of directors of Inphi Corporation, a high speed analog semiconductor company, and also Northwestern Mutual, a financial services organization.
Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 transactions ranging from $2 million to $10 billion; he was a member of Flextronics’s four-person acquisition committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision making processes, and is familiar with Asian and European markets, supply-chain and business processes.
Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and a M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.
William George, Ph.D., age 76, has served as a director of Power Integrations since March 2009, and was appointed chairman of the Board in October 2018. A veteran of the semiconductor industry, Dr. George served as a director of Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits, from 2005 until its acquisition in March 2015. He also served on the board of Ramtron International Corporation from 2005 to 2012, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). At both Ramtron and Silicon Image, he served on audit, compensation and nominating and governance committees.
From 1999 until 2007, Dr. George was the executive vice president of operations at ON Semiconductor, a supplier of performance power solutions, where he was responsible for internal and external manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the start-up of ON Semiconductor's foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as the executive vice president and chief operating officer, with responsibility for operations, business development, marketing, member liaison, and strategic planning. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as corporate vice president and director of manufacturing for Motorola's semiconductor components group from June 1997 until July 1999, with responsibility for manufacturing operations, quality, and technology development. He has extensive experience in the analog semiconductor field, including foundry management, packaging and test services.

Dr. George received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.
Balakrishnan S. Iyer, age 62, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the boards of: IHS Markit Ltd., a leading source of information, insight and analytics in critical areas that shape today’s business landscape; Churchill Capital Corp, a special purpose acquisition company and Skyworks Solutions, Inc., an innovator in high performance analog semiconductors. Mr. Iyer also served on the board of directors of QLogic Corporation, until its acquisition by Cavium in August 2016; IHS Inc., until its merger with Markit Ltd. in July 2016; Life Technologies Corporation, an S&P 500 company in the life science technology industry prior to its acquisition by Thermo Fisher Scientific Inc. in 2014; Overture Systems prior to the sale of the company to Yahoo; and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications, prior to the company’s acquisition by Golden Gate Capital.
Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as senior vice president and chief financial officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including operational finance, controllership, treasury, tax and investor relations as well as strategy and business development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure-play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology (where he was senior vice president and chief financial officer), and in engineering roles at National Semiconductor Corporation.
Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he served as chairman of the audit committee since he joined its board of directors in 2003 until its merger with Markit in July 2016, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer is also chairman of the audit committee at Skyworks Solutions, and was previously chairman of the audit committee at QLogic and chairman of the audit and nominating committees at Life Technologies as well as the governance and nominating committee at Conexant Systems. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on corporate governance and also on the advisory board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen more than 100 acquisitions and divestitures valued at over $40 billion, and more than $10 billion in equity and debt financing.
Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, a M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.
Necip Sayiner, Ph.D., age 53, was appointed as a director of Power Integrations effective April 1, 2018. Dr. Sayiner has served as executive vice president of Renesas Electronics Corporation since February 2017 and the president of Renesas Electronics America since July 2017. Previously, he was the president, CEO and a director of Intersil Corporation from March 2013 until its acquisition by Renesas Electronics Corporation in February 2017. Prior to Intersil, from September 2005 to April 2012, he was the president and CEO of Silicon Labs. He also served as the elected chair of the Semiconductor Industry Association in 2016 and the vice chair in 2015. Dr. Sayiner’s extensive engineering and leadership experience, along with his deep knowledge of semiconductor industry, led to his nomination by the Board.
Dr. Sayiner holds a B.S. in Electrical Engineering and a B.S. in Physics from Bosphorus University in Turkey, and M.S. in Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.
Steven J. Sharp, age 77, has served as a director of Power Integrations since 1988, and served as non-executive chairman of the board from May 2006 to April 2011. Mr. Sharp served as Power Integrations’ interim chief executive officer during its first year in 1988. A 57-year veteran of the semiconductor industry, Mr. Sharp has served as a member of the public company boards of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components, Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TVs, and Megatest, a company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp has previously served on all the committees of each board of directors on which he has served.
Mr. Sharp was president and chief executive officer of TriQuint Semiconductor from September 1991 until July 2002. Mr. Sharp retired as Chairman of the Board in January of 2015. Prior to TriQuint, Mr. Sharp was associated with various venture capital and start-up semiconductor firms, helping start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. In 1989, he also founded

Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Mr. Sharp’s extensive engineering and management experience in the analog semiconductor field also includes 23 years with Texas Instruments and Philips in executive positions. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings. Mr. Sharp is very active in research to find root causes of mental illnesses at Oregon Health Science University.
Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an M.B.A. from Stanford University. He has also attended director training at Harvard University.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Independence of the Board
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.
Information Regarding the Board and Its Committees
The Board has adopted corporate governance guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The corporate governance guidelines are available on our website: www.power.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
The following table provides membership information and meeting information for 2018 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit	Compensation	Nominating and Governance
Alan D. Bickell	X	X†
Balakrishnan S. Iyer	X†		X
E. Floyd Kvamme		X	X†
Nicholas E. Brathwaite			X
Necip Sayiner*		X	X
Wendy Arienzo	X	X
William L. George	X	X
Total meetings in year 2018	4	5	4
___________________

†	Committee Chair.

*	Joined the Compensation Committee and Nominating and Governance Committee on April 1, 2018.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.
Audit Committee
The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•
establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions;

•
reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.
As of the date of this proxy statement, four directors compose the Audit Committee: Messrs. Bickell and Iyer and Drs. Arienzo and George. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com.
The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each of Messrs. Bickell and Iyer and Dr. George qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member’s level of knowledge and experience based upon his or her extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.
Compensation Committee
The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•
with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•
reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•
proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•
approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•
reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;

•	reviews and evaluates the results of advisory votes of the company’s stockholders regarding executive compensation; and

•
reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, five directors compose the Compensation Committee: Messrs. Bickell and Kvamme and Drs. Arienzo, George and Sayiner. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.power.com.
Compensation Committee Processes and Procedures
The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.
The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.
The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.
Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.
Mr. Balakrishnan attends some of the Compensation Committee’s meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed.
In 2018, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attended Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Meyercord was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Meyercord was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Compensation Committee reviews on at least an annual basis the six factors required by Nasdaq to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.
Subject to business needs, the Compensation Committee’s policy is to grant restricted stock units, or RSUs, to certain new employees on the first trading day of the month following the date of hire. In addition, we make grants of annual performance stock units and restricted stock units to continuing non-executive employees generally on the first day the company’s common stock trades on the Nasdaq Global Select Market in April of such year, and the Compensation Committee makes grants to executive officers on the date of Compensation Committee action with respect to performance stock units and restricted stock units.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.
A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2018 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of Power Integrations’ corporate governance principles;

•	reviews, discusses and assesses the performance of the Board, including Board committees; and

•
considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company’s stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, four directors compose the Nominating and Governance Committee: Messrs. Brathwaite, Iyer and Kvamme and Dr. Sayiner. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
In considering whether to recommend any candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.
To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2020 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1, 2020. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Leadership Structure
As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chair of the Board and Chief Executive Officer, or (b) a Chair of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chair of the Board and Chief Executive Officer are separate persons.
Role of the Board in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and the company’s independent registered public accounting firm, as appropriate, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Compensation Policies and Practices as They Relate to Risk Management
With the help of the Compensation Committee’s independent compensation consulting firm, Meyercord and Associates, Inc., the Compensation Committee has reviewed the company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the 2019 annual and long-term performance-based incentive award plans; 3) equity incentive awards under the 2016 Incentive Award Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company’s executive officers. Following such review, the Compensation Committee determined that risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company’s compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.
Meetings of the Board
The Board met five times in 2018. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2018.

As required under applicable Nasdaq listing standards, in fiscal year 2018, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.
Stockholder Communications with the Board
Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chair of the Board. The Chair of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chair of the Board shall discard the communication.
Code of Business Conduct and Ethics
Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics can be found on our website, www.power.com, and is available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Board Stock Ownership Guidelines
Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the company’s directors with the interests of the company’s stockholders, the Board believes that directors should have a significant financial stake in the company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the Board’s stock ownership guidelines) should own not less than 1,000 shares of the company’s common stock. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board own at least the required minimum of 1,000 shares of our common stock, except for Dr. Sayiner who has served on the Board for less than three years.
Chief Executive Officer Stock-Ownership Guidelines
Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the company’s stockholders, the Board believes that a chief executive officer should have a significant financial stake in the company. Accordingly, the Board believes that our chief executive officer who has served as such for five years (excluding service prior to the date of adoption of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding the chief executive officer’s then current annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of a chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.
In addition to the stock options, RSUs, performance stock units, or PSUs, and long-term performance stock units, or PRSUs, held by Balu Balakrishnan, Mr. Balakrishnan also owns an aggregate of 345,868 shares of our common stock outright, including through his personal trust, which have a value as of March 15, 2019 of approximately $24.8 million.
Executive Officer Stock Ownership
Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs act as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1) hold unvested stock options to acquire our common stock, which options cannot be exercised and the underlying common stock cannot be sold until such stock vests; (2) our executive officers hold unvested RSUs, which RSUs entitle the executive officers to receive shares of our common stock in the future upon vesting (unvested RSUs as of March 15, 2019, for the company’s named executive officers were as follows: 185,625 shares for Mr. Balakrishnan; 40,575 shares for Mr. Nayyar; 31,800 shares for Mr. Matthews; 35,000 shares for Mr. Barsan; and 30,900 shares for Mr. Sutherland; and (3) our executive officers hold unvested PSUs, and PRSUs, which entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (currently collectively 117,000 shares for

Mr. Balakrishnan; 28,000 shares for Mr. Nayyar; 21,400 shares for Mr. Matthews; 24,800 shares for Mr. Barsan; and 20,800 shares for Mr. Sutherland).
Minimum Vesting Periods for Executive Officer Equity Grants
Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, and the practice of our Compensation Committee fully intends to continue in the future, is to have vesting periods on our equity grants typically as follows: (1) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (2) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (3) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.
Minimum Vesting Periods for Director Equity Grants
Directors who are not employees of Power Integrations each receive an annual equity compensation grant, which consists of RSUs that vests in full effective immediately prior to the commencement of the company’s first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the company as a director. A new eligible director generally would receive a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.
Prohibition on Hedging
Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement.
The compensation of the company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.
Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.
Highlights of our program include:

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A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;

•
Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and

•
A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED 2016 INCENTIVE AWARD PLAN

We are requesting that the stockholders approve an amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, which amended and restated plan we refer to as the Amended 2016 Plan, to increase the number of shares available for grant by an additional 1,000,000 shares. The Board adopted the original 2016 Plan on March 17, 2016, subject to stockholder approval, which was obtained on May 13, 2016. The Board adopted the Amended 2016 Plan on January 29, 2019, subject to stockholder approval.
The Board adopted the original 2016 Plan to provide a means to continue to offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors, and consultants of our company and its affiliates, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards, and to thereby align the long-term compensation and interests of those individuals with our stockholders.
Approval of the Amended 2016 Plan will allow us to continue to grant equity-based awards at levels determined appropriate by our Board and Compensation Committee. The Amended 2016 Plan will allow us to utilize restricted stock units, performance stock units and performance cash awards to secure and retain the services of employees and consultants of the company and its affiliates as well as members of our Board, and to provide long term incentives that align the interests of these individuals with the interests of our stockholders.
Best Practices
In addition, the Amended 2016 Plan, like the original 2016 Plan (collectively, the “2016 Plan”), is designed to further our stockholders’ interests and to reflect corporate governance best practices including:

•
Stockholder approval is required for additional shares. The 2016 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs. The 2016 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2016 Plan can be automatically replenished.

•	No automatic single trigger vesting. The 2016 Plan does not provide for automatic single trigger vesting on a change in control.

•	No automatic grants. The 2016 Plan does not provide for any automatic grants to employees, consultants or directors.

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Limit on director compensation. The 2016 Plan contains an annual limit on director compensation (both cash and equity-based) to reflect our commitment to current best practices in corporate governance.

Section 162(m)
One of the reasons that approval of the 2016 Plan by our stockholders was originally required was so that performance-based stock units and performance-based cash awards granted under the 2016 Plan could qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, which is referred to in this proxy statement as “Section 162(m).” Section 162(m) denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including, prior to the enactment of tax reform legislation, qualified “performance-based compensation,” were not subject to this deduction limitation. Prior to the enactment of tax reform legislation, for the grant of awards under a plan to qualify under prior law as “performance-based compensation” under Section 162(m), among other things, the plan was required to (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to various types of awards, and the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established performance criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders.
In connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, it is currently uncertain which previously-granted items of compensation will and will not satisfy the exemption from Section 162(m) of the Code. We are continuing to monitor guidance from the Internal Revenue Service, and for the moment are not changing any of the provisions of the 2016 Plan relating to Section 162(m) because it is currently unclear whether any such changes could affect the “grandfathered” status of past awards. Any description of provisions in the 2016 Plan relating to Section 162(m) below is a factual description of plan provisions only, and should not be taken to imply that the “performance-based compensation” exception remains available for future grants, as it is indeed unavailable.
Information Regarding Past Grants
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Board monitors our annual stock award burn rate, dilution and overhang, among other factors, in its efforts to maximize stockholders’ value by granting what, in the Board’s judgment, are the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, consultants and directors. The table below illustrates our burn rate, dilution, and overhang for the past three fiscal years with details of each calculation noted below the table.

	2018	2017	2016
Burn Rate	1.45%	2.45%	1.72%
Actual Dilution	1.95%	1.86%	2.07%
Overhang	7.84%	9.85%	14.53%

(1)	Burn Rate is (number of shares subject to equity awards granted during a fiscal year)/ number of shares outstanding at the end of the fiscal year).

(2)	Actual Dilution is (number of options exercised during the fiscal year + number of RSUs, PSUs and PRSUs released during the fiscal year) /(number of shares outstanding at the end of the fiscal year).

(3)
Overhang is (number of shares subject to equity awards at the end of a fiscal year + number of shares available for future awards)/(number of shares outstanding at the end of the fiscal year + number of shares subject to equity awards at the end of a fiscal year + number of shares available for future awards).

As of December 31, 2018, 1,106,635 shares of our common stock (out of the 1,500,000 shares originally reserved under the 2016 Plan) remained available for grant under the 2016 Plan. If our stockholders do not approve the Amended 2016 Plan, our ability to use equity-based compensation to attract, retain and motivate our employees, directors and consultants in what is an extremely competitive hiring environment would be constrained.
As of March 15, 2019, there were 859,560 shares available for grant under the 2016 Plan. As of March 15, 2019, stock options to purchase approximately 311,185 shares were outstanding and awards other than stock options covering aggregate of 1,171,736 shares were outstanding under all of our equity inactive plans. The weighted-average exercise price of all stock options outstanding as of March 15, 2019 was $33.34, and the weighted-average remaining term of such stock options was 1.45 years. As of March 15, 2019, the closing price of our common stock as reported on the Nasdaq Global Select Market was $71.63 per share and a total of 29,047,195 shares of our common stock were outstanding.
Approval of Proposal 3
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote at the annual meeting, will be required to approve the Amended 2016 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
If this Proposal 3 is approved by our stockholders, the 2016 Plan, as amended, will become effective upon the date of the 2019 Annual Meeting. In the event that our stockholders do not approve this Proposal 3, the 2016 Plan, as amended, will not become effective and the 2016 Plan will continue in its current form.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3
The terms and provisions of the 2016 Plan are summarized below. This summary, however, does not purport to be a complete description of the 2016 Plan. The 2016 Plan has been filed with the SEC as an Appendix to this proxy statement and may be accessed from the SEC’s homepage at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2016 Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

The following is a summary of the material features of the 2016 Plan:
General
Eligible Award Recipients. Members of our Board and employees and consultants of the company and its affiliates are eligible to participate in the 2016 Plan. As of March 15, 2019, we have 665 employees (including eight officers), eight non-employee directors and no consultants who are eligible to participate in the 2016 Plan.
Available Awards. The 2016 Plan provides for the grant of restricted stock unit awards, performance stock unit awards and performance cash awards. No other forms of equity-based awards, including stock options and stock appreciation rights, may be granted under the 2016 Plan.
Purpose. The 2016 Plan is intended to help the company secure and retain the services of eligible award recipients and provide incentives for these individuals to exert maximum efforts for the success of the company and its affiliates.
Administration
The Board administers the 2016 Plan. The Board may delegate administration of the 2016 Plan to a committee or committees of our Board (each, a “Committee”). The Board may also delegate to one or more officers the ability to decide certain terms of some awards to non-officers within parameters determined by the Board in accordance with the 2016 Plan. Subject to the provisions of the 2016 Plan, the Board has the authority to determine who will be granted awards; when and how each award will be granted; what type of award will be granted; the provisions of each award, including when a person will be permitted to receive cash or common stock under the award; the number of shares of common stock subject to, or the cash value of, an award; and the fair market value applicable to an award. The Board also has the power to construe and interpret the 2016 Plan, settle controversies under the 2016 Plan, accelerate the vesting of awards, approve forms of award agreements under the 2016 Plan and adopt procedures relating to the 2016 Plan. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
Shares Subject to the 2016 Plan
Share Reserve. The aggregate number of shares of common stock of the company that may be issued pursuant to awards from and after the effective date will not exceed two million five hundred thousand (2,500,000) shares (the “Share Reserve”).
Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to an award are forfeited back to the company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited will revert to and again become available for issuance under the 2016 Plan. If any shares of common stock subject to an award are not delivered to a participant because such shares are withheld for the payment of taxes, the number of shares subject to the award that are not delivered to the participant will not remain available for subsequent issuance under the 2016 Plan.
Section 162(m) Limitations. Subject to the terms of the share reserve described above and the provisions relating to capitalization adjustments discussed below, to the extent required to comply with Section 162(m), the following limitations will apply. Please see above under the heading “Section 162(m)” for further details on the elimination of the performance-based exemption pursuant to tax reform legislation.

(i)	A maximum of two hundred fifty thousand (250,000) shares of common stock subject to performance stock unit awards may be granted to any one participant during any one fiscal year; and

(ii)	A maximum of ten million dollars ($10,000,000) may be granted as a performance cash award to any one participant during any one fiscal year.
Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to awards granted under this 2016 Plan or otherwise during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed three hundred thousand dollars ($300,000) in total value (calculating the value of any such awards based on the grant date fair value of such stock unit awards for financial reporting purposes).
Source of Shares. The stock issuable under the 2016 Plan will be shares of authorized but unissued or reacquired common stock, including shares repurchased by the company on the open market or otherwise.
Eligibility
Awards may be granted to employees and consultants of the company and its affiliates, as well as members of the Board; provided, however, that awards may not be granted to employees, directors and consultants who are providing continuous service only to any “parent” of the company, as such term is defined in rule 405, unless (i) the stock underlying such awards is treated as “service recipient stock” under section 409A of the Code (for example, because the awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the company, in consultation with its legal counsel, has determined that such awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of section 409A of the Code.

Provisions of Awards
Restricted Stock Unit Awards. Each restricted stock unit award agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock unit award agreements need not be identical. Each restricted stock unit award agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
Consideration. At the time of grant of a restricted stock unit award, the Board will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
Vesting. At the time of the grant of a restricted stock unit award, the Board may impose such restrictions on or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate.
Payment. A restricted stock unit award may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the restricted stock unit award agreement.
Additional Restrictions. At the time of the grant of a restricted stock unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after the vesting of such restricted stock unit award.
Dividend Equivalents. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the Board and contained in the restricted stock unit award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the Board. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award agreement to which they relate.
Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable restricted stock unit award agreement, such portion of the restricted stock unit award that has not vested will be forfeited upon the participant’s termination of continuous service.
Performance Awards.
Performance Stock Unit Awards. A performance stock unit award is a restricted stock unit award that is granted or vests contingent upon the attainment during a performance period of certain performance goals. A performance stock unit award may, but need not, require the participant’s completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m), the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board or Committee may determine that cash may be used in payment of performance stock unit awards.
Performance Period. The performance period will be the period of time selected by the Board or Committee over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the payment of, a performance unit award or a performance cash award. Performance periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.
Performance Criteria. The performance criteria under the 2016 Plan will be the one or more criteria that the Committee selects for purposes of establishing the performance goals for a performance period. The performance criteria that will be used to establish the performance goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) to the extent that an award is not intended to comply with Section 162(m), other measures of performance selected by the Board or Committee.

Performance Goals. “Performance goals” means, for a performance period, the one or more goals established by the Committee or Board for the performance period based upon the performance criteria. Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a performance period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the company’s non-GAAP financial information as presented in the company’s SEC filings. For all Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
Performance Cash Awards. A performance cash award is a cash award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance cash award may also require the participant’s completion of a specified period of continuous service. At the time of grant of a performance cash award, the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m), the Board), in its sole discretion.
Discretion. The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Section 162(m) Compliance. The 2016 Plan provides that unless otherwise permitted in compliance with Section 162(m) with respect to an award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the performance goals applicable to, and the formula for calculating the amount payable under, the award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable performance period, and (B) the date on which twenty-five percent (25%) of the performance period has elapsed, and in any event at a time when the achievement of the applicable performance goals remains substantially uncertain. Prior to the payment of any compensation under an award intended to qualify as “performance-based compensation” under Section 162(m), the Committee will certify the extent to which any performance goals and any other material terms under such award have been satisfied (other than in cases where the performance goals relate solely to the increase in the value of the common stock). Notwithstanding satisfaction or any completion of any performance goals, shares subject to awards, cash or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of such performance goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine. Please see above under the heading “Section 162(m)” for further details on the elimination of the performance-based exemption pursuant to tax reform legislation.
Withholding Obligations
Unless prohibited by the terms of an award agreement, the company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an award by any of the following means or by a combination of such means, accordance with the terms of the 2016 Plan: (i) causing the participant to tender a cash payment; (ii) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash; (iv) withholding payment from any amounts otherwise payable to the participant; or (v) by such other method as may be set forth in the award agreement.
Adjustments Upon Changes in Common Stock; Other Corporate Events
Capitalization Adjustments. In the event of a capitalization adjustment (such as a merger, stock dividend, stock split and similar event), the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2016 Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person, and (iii) the class(es)

and number of securities and price per share of stock subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
Dissolution. Except as otherwise provided in the award agreement, in the event of a dissolution of the company, all outstanding awards (other than awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or the company’s right of repurchase) will terminate immediately prior to the completion of such dissolution, and the shares of common stock subject to the company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the company notwithstanding the fact that the holder of such award is providing continuous service, ,provided that the Board may, in its sole discretion, cause some or all awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such awards have not previously expired or terminated) before the dissolution is completed but contingent on its completion.
Transactions. The following provisions will apply to awards in the event of a transaction (as defined in the 2016 Plan), unless otherwise provided in the award agreement or any other written agreement between the company or any affiliate and the participant or unless otherwise expressly provided by the Board at the time of grant of an award. In the event of a transaction,, the Board may take one or more of the following actions with respect to awards, contingent upon the closing or completion of the transaction:

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arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the company pursuant to the transaction);

•
arrange for the assignment of any reacquisition or repurchase rights held by the company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

•
accelerate the vesting, in whole or in part, of the award to a date prior to the effective time of such transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Transaction);

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the company with respect to the award;

•
cancel or arrange for the cancellation of the award, to the extent not vested prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and

•
make a payment, in such form as may be determined by the Board equal to the value of the property the participant would have received upon the settlement of the award immediately prior to the effective time of the transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the common stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.
Change in Control. An award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a change in control (as defined in the 2016 Plan) as may be provided in the award agreement for such award or as may be provided in any other written agreement between the company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.
Clawbacks
All Awards granted under the 2016 Plan will be subject to recoupment in accordance with any clawback policy that the company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of Cause (as defined in the 2016 Plan). No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the company.
Plan Term; Earlier Termination or Suspension of the Plan
Suspension and Termination. The Board may suspend or terminate the 2016 Plan at any time. Unless sooner terminated, the 2016 Plan will automatically terminate on the day before the tenth anniversary of the earlier of (i) the date the 2016 Plan is adopted by the Board, or (ii) the date the 2016 Plan is approved by the stockholders of the company. No awards may be granted under the 2016 Plan while the 2016 Plan is suspended or after it is terminated.
No Impairment of Rights. Suspension or termination of the 2016 Plan will not impair rights and obligations under any award granted while the 2016 Plan is in effect except with the written consent of the affected participant or as otherwise permitted in the 2016 Plan.
Summary of U.S. Federal Income Tax Consequences
The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2016 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) (including any future guidance regarding the “grandfathering” of prior awards) and the satisfaction of our tax reporting obligations.
Restricted Stock Unit Awards and Performance Stock Unit Awards
Generally, the recipient of a restricted stock unit award or performance stock unit will recognize ordinary income at such time as the stock is delivered equal to the fair market value of the shares of our common stock received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock unit award.
Performance Cash Awards
The payment of a performance cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the cash award.
New Plan Benefits
All awards under the 2016 Plan, as amended, are made at the discretion of the Board. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan, as amended, are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards in 2018” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation For Fiscal Year 2018.” Also refer to “Compensation of Directors” for information regarding grants to directors.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including: the auditor’s historical and recent performance on the audit; the length of time the firm has served in this role; professional qualifications; the quality of ongoing discussions with the auditor; external data, including recent Public Company Accounting Oversight Board reports on the auditor and its peer firms; and the appropriateness of fees.
Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither Power Integrations’ Bylaws nor other governing documents or law requires stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2018 and December 31, 2017, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm.

	Fiscal	Fiscal
(in thousands)	2018	2017
Audit Fees(1)	$1,294	$1,269
Audit-Related Fees	—	—
Tax Fees(2)	195	180
All Other Fees	—	—
Total Fees	$1,489	$1,449
______________________

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2018 and 2017 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	In 2018 and 2017, tax fees related primarily to tax planning and tax compliance advice.
All fees described above were approved by the Audit Committee.
Pre-Approval Policy and Procedures
The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*
During 2018, four independent, non-employee directors composed the Audit Committee: Messrs. Bickell and Iyer and Drs. Arienzo and George. The Board operates under a written charter adopted by the Board, which can be found on our website at www.power.com.
The Audit Committee, the company’s management and the independent registered public accounting firm (Deloitte & Touche LLP) have specific but different responsibilities relating to Power Integrations’ financial reporting. Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged by the company for the purpose of preparing or issuing an audit report or related work. The Audit Committee consults with the independent auditor to assure partner rotation at least every five years, as required by applicable rules, and in order to assure continuing auditor independence. The Audit Committee annually evaluates the qualifications, performance and independence of the auditor. The evaluation includes reviewing the auditor’s quality-control procedures and a review of the lead audit partner, taking into consideration the opinions of management and the company’s internal auditors. The results of the evaluation are reported to the Board together with any recommendations for necessary actions.
The Audit Committee meets with the auditor periodically throughout the year to discuss the planning and staffing of the annual audit. The Audit Committee also meets with both management and the auditor to discuss the results of the annual audit, including the auditor’s assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, the adequacy of the financial statement disclosures and any other matters required to be communicated to the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chair)
Wendy Arienzo
Alan D. Bickell
William L. George

___________________________________________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 15, 2019, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock;

•	each executive officer named in the Summary Compensation Table;

•	each director and director nominee of Power Integrations; and

•	all executive officers and directors of Power Integrations as a group.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	4,214,069	14.5%
Neuberger Berman Group LLC(5) 1290 Avenue of the Americas New York, NY 10104	3,012,493	10.4%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	2,951,393	10.2%
Ceredex Value Advisors LLC(7) 301 E. Pine Street, Suite 500 Orlando, FL 32801	1,468,617	5.1%
Named Executive Officers and Directors
Balu Balakrishnan(8)	439,497	1.5%
Sandeep Nayyar(9)	44,761	*
David “Mike” Matthews(10)	35,607	*
Radu Barsan(11)	1,625	*
Ben Sutherland(12)	19,512	*
Alan D. Bickell(13)	32,383	*
Balakrishnan S. Iyer(14)	29,391	*
Dr. Wendy Arienzo	1,779	*
Dr. William George(15)	44,496	*
E. Floyd Kvamme(16)	289,031	1.0%
Nicholas E. Brathwaite(17)	40,109	*
Dr. Necip Sayiner	376	*
Steven J. Sharp(18)	64,927	*
All directors and current executive officers as a group (16 persons)(19)	1,184,231	4.1%
_________________
*     Less than 1%

(1)
Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) , except where otherwise stated in the footnotes to this table.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase our common stock granted to executive officers.

(3)
Percentages are based on 29,047,195 shares of common stock outstanding on March 15, 2019, provided that any additional shares of common stock that the stockholder has the right to acquire within 60 days after March 15, 2019, or May 14, 2019, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)
Based on Schedule 13G/A filed with the SEC on January 31, 2019, reporting beneficial ownership as of December 31, 2018. Blackrock has sole voting power with respect to 4,146,907 of these shares, and sole dispositive power with respect to all 4,214,069 of these shares.

(5)
Based on Schedule 13G/A filed with the SEC on February 13, 2019, reporting beneficial ownership as of December 31, 2018. Each of Neuberger Berman Group LLC (“NBG”) and Neuberger Berman Investment Advisers LLC (“NBIA”) has shared voting and dispositive power with respect to 2,990,233 and 3,012,493 of these shares, respectively, and each of Neuberger Berman Equity Funds (“NBEF”) and Neuberger Berman Genesis Fund (“NBGNX”) has shared voting and dispositive power with respect to 2,133,073 of these shares. NBG and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NBG or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.

(6)
Based on Schedule 13G/A filed with the SEC on January 11, 2019, reporting beneficial ownership as of December 31, 2018. The Vanguard Group, Inc. has sole voting power with respect to 59,206 of these shares, sole dispositive power with respect to 2,890,623 of these shares, shared voting power with respect to 4,086 of these shares, and shared dispositive power with respect to 60,770 of these shares.

(7)
Based on Schedule 13G filed with the SEC on February 5, 2019, reporting beneficial ownership as of December 31, 2018. The Ceredex Value Advisors, LLC. has sole voting power with respect to 1,008,517 of these shares and sole dispositive power with respect to all of the 1,468,617 shares.

(8)
Consists of 345,868 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 9,375 shares of common stock issuable upon the vesting of restricted stock units and 84,254 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(9)	Includes 1,875 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 15, 2019.

(10)
Includes 1,500 shares of common stock issuable upon the vesting of restricted stock units and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(11)	Includes 1,625 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 15, 2019.

(12)	Includes 1,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 15, 2019.

(13)	Includes 24,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(14)	Includes 16,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(15)	Includes 16,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(16)	Includes 19,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(17)	Includes 16,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(18)	Includes 25,170 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(19)
Consists of shares held by each executive officer and director, including: 38,201 shares held by executive officers other than named executive officers; and 7,201 shares of common stock issuable upon the vesting of restricted stock units and 31,000 shares of common stock issuable upon exercise of options to executive officers, who are not named executive officers, within 60 days after March 15, 2019; and the shares described in footnotes 8 through 18 above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about Power Integrations' common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2018, which consist of the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 2007 Equity Incentive Plan and the Power Integrations 2016 Incentive Award Plan. None of the company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
1997 Outside Directors Stock Option Plan(1)	6,834		$29.21	100,000
1997 Employee Stock Purchase Plan(2)	—		—	382,839
2007 Equity Incentive Plan(3)	1,098,014	(4)	$32.72	—
2016 Incentive Award Plan	431,091		—	1,106,635
Equity compensation plans not approved by security holders	—		—	—
Totals	1,535,939		$32.65	1,589,474
____________________

(1)
On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchanged for cash, other awards or options with a lower exercise price without stockholder approval.

(2)
As of December 31, 2018, a total of 382,839 shares remained available for future issuance under the 1997 Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the 1997 Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such the company cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2018.

(3)
On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

(4)
All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price of the options is included in column (b). The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2018, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2018, except that Mr. Sutherland, our vice president of worldwide sales, filed a Form 4 late relating to 32 transactions, occurring between 2011 and 2018, totaling 188 shares of our common stock acquired upon automatic reinvestment of quarterly cash dividends from the company through his brokerage account.

COMPENSATION OF DIRECTORS
Cash Compensation. Pursuant to our cash compensation policy, each of our directors, with the exception of Mr. Balakrishnan, receives $9,000 per quarter to serve as a member of our Board, and the chair of our Board receives an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.
In addition, each chair of our Audit Committee, Compensation Committee and Nominating and Governance Committee, receives $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chair of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who were not the chair of the respective committee, receive $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees.
Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.
Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.
Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

•
On the first trading day of July in each year (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form of restricted stock units (“RSUs”) under the 2016 Plan with an aggregate value of $100,000 (the “Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the company’s first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the company as a director and provided, further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control”, as such term is defined in the 2016 Plan; and

•
A new eligible director generally would receive an Equity Award, which Equity Award shall consist of RSUs and shall be equal to the prorated portion of the company’s annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director’s appointment.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors. Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.
The following table shows for the fiscal year ended December 31, 2018, certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2018

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards(2)(3)	Total
Alan D. Bickell	$59,000	$99,110	$158,110
Balakrishnan S. Iyer	$59,200	$99,110	$158,310
Steven J. Sharp	$36,000	$99,110	$135,110
Nicholas E. Brathwaite	$39,200	$99,110	$138,310
E. Floyd Kvamme	$80,000	$99,110	$179,110
William L. George	$50,000	$99,110	$149,110
Wendy Arienzo	$47,000	$99,110	$146,110
Necip Sayiner	$33,900	$124,076	$157,976
_________________

(1)	This column represents annual director fees and committee chair fees earned in 2018.

(2)
The amounts shown in this column represent the grant date fair value for stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. Only one restricted stock unit grant was made to each director in 2018, and therefore the grant date fair value in the table above reflects the grant date fair value of that restricted stock unit grant.

(3)	As of December 31, 2018, each non-employee director held 1,349 unvested restricted stock units.

No stock options were issued to directors in 2018; however options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2018: Mr. Bickell, 25,666; Mr. Iyer, 16,000; Dr. George, 24,372; Mr. Sharp, 25,170; Mr. Brathwaite, 16,000; and Mr. Kvamme, 19,000.
On April 1, 2018, Dr. Sayiner received an initial equity grant with an aggregate value of approximately $25,000 which fully vested on June 15, 2018. An equity award with an aggregate value of approximately $100,000 was granted to each non-employee director on July 2, 2018. No other equity awards were granted to non-employee directors in 2018. The restricted stock unit grants will vest and the underlying stock will issue immediately prior to the company’s 2019 Annual Meeting of Stockholders, subject to the non-employee director’s continued service to the date of the annual meeting. The number of restricted stock units issued under such equity award was calculated as $100,000 divided by fair market value of a share of common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1.	To establish compensation levels that enable us to attract and retain qualified executive management;

2.	To fairly compensate executives for the value of work provided;

3.	To compensate executives for achieving specific company goals and objectives;

4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and

5.	To implement executive compensation programs in an objective and non-discriminatory manner.
To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.
Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations’ chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers (the executive officers appearing in our summary compensation table in this proxy), so that the Compensation Committee can make any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to stay abreast of developments in the competitive landscape for executive compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.
Mr. Balakrishnan attends some of the Compensation Committee’s meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed or voted upon.
Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. The Compensation Committee engages an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attends Compensation Committee meetings from time to time and provides peer-group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.
In 2018, Meyercord performed a review of the performance metrics (revenue, non-GAAP operating income and strategic goals) used in connection with the establishment of the company’s 2018 executive compensation plan (the “2018 Plan”), including the number of performance stock units (“PSUs”) granted to each of the named executive officers, and the revenue target used in connection with the company’s grant of long-term performance-based restricted stock units (“PRSUs”). Meyercord also performed a review of the equity compensation for Mr. Balakrishnan and the named executive officers for 2019.
The Compensation Committee utilized a peer analysis performed in January 2017 to complete the 2018 compensation review. The 2017 peer analysis considered peer companies to be companies in the semiconductor industry or closely related businesses with annual revenues in the range of approximately 50% to 200% of Power Integrations’ revenues and/or an enterprise value of approximately 50% to 200% of Power Integrations’ enterprise value. The Compensation Committee did consider a few similar companies that were outside of the above-mentioned ranges because these companies were generally otherwise comparable to Power Integrations. Other companies considered for inclusion as peers included those with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications. The peer group that resulted from this screening method consisted of 13 companies and was large and diverse enough that the addition or elimination of any one company did not alter the overall analysis materially. The peer group differed from the peer group used in 2016 in that five companies were removed from the list as a result of mergers or acquisitions, and an additional four companies were added to replace them.
The full list of thirteen companies was as follows:

Company Name	Company Name
Applied Micro Circuits Corporation	Mellanox Technologies, Ltd.
Cavium Networks, Inc.	Microsemi Corporation
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
Inphi Corporation	Semtech Corporation
Integrated Device Technology, Inc.	Silicon Labs
Intersil Corporation	Tessara
Lattice Semiconductor Corporation

In 2018, the Compensation Committee continued to utilize approximately the 50th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and target performance-based equity incentive compensation for the named executive officers, and the 75th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee continued to utilize a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business.
In 2018, Meyercord reviewed Mr. Balakrishnan’s and the named executive officers’ equity compensation and recommended that the equity grants for 2018 be the combination of restricted stock units (“RSUs”), PSUs and PRSUs as was granted in 2017. The PRSU grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, in arriving at compensation levels the Compensation Committee also considers the pay history of each executive, the relative pay among executives, the performance of the company and the performance and experience of each executive.
The Role of Stockholder Say-on-Pay Votes. At the 2011 and 2017 annual meetings, the company’s stockholders indicated, on an advisory basis, a preference for annual (rather than bi- or tri-annual) stockholder advisory votes on compensation of the company’s named executive officers; the Board has adopted the stockholders’ indicated preference. Beginning in 2011, each year Power Integrations provides its stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of the annual meetings of stockholders since 2011, the company’s stockholders approved the company’s executive compensation plans. In 2017 and 2018, more than 87% and 84%, respectively, of the shares present and entitled to vote at the annual meetings of stockholders were cast in favor of the compensation of the company’s named executive officers. In each case, the Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself in a manner consistent with past practice in establishing the following year’s base salaries and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes when making future compensation decisions for named executive officers.
Executive Compensation Components
The company’s 2018 executive compensation plan (the “2018 Plan”) comprised the following components:
a) base salary,
b) performance-based equity incentive awards (“PSUs”),
c) long-term performance-based equity incentive awards (“PRSUs”) and
d) long-term time-based equity incentive awards (“RSUs”).
In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan, and other benefit programs generally available to employees of the company.
Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience. In 2018, the Compensation Committee granted salary increases of approximately 3% for the company’s chief executive officer and approximately 3% to 5% for the other named executive officers. The increase was consistent with adjustments made for the company’s overall employee base, and consistent with peer company salary levels for analogous positions.
Performance-based Equity Incentive Awards. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable (i.e., performance-based) equity incentive awards. These awards are intended to compensate officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes these awards to attract and retain qualified executives, align their interests with those of the company’s stockholders, and provide appropriate executive and leadership incentives.
In 2018, as in prior years, the Compensation Committee granted performance-based equity incentive awards in the form of PSUs. The aggregate value of PSUs awarded on the grant date to all of the named executive officers was approximately 3% lower than the PSUs awarded pursuant to the 2017 Plan. The PSUs are awarded at the beginning of the fiscal year in the amount of 200% of the number of shares that will ultimately vest if the target performance criteria are met but not exceeded. The PSUs vest depending on the extent to which the company meets or exceeds the minimum performance criteria discussed under “Mechanics of 2018 Performance-based Equity Incentive Awards” below; the amount of shares vesting can range from zero to 100% of the shares awarded.
In 2018, the Compensation Committee utilized a Radford Survey analysis and peer group analysis directly comparing the value of individual 2018 target PSU awards with the short-term incentive compensation paid to officers in analogous positions at peer companies in verifying the Compensation Committee’s general reference point for the 2018 target value. The value of the PSU grants for each officer at target was below the 50th percentile of the value of cash targets for each position in the Radford survey. Overall, the value of 2018 PSU target compensation was approximately 105% of the annual base salary for the company’s chief executive officer and approximately 43% to 52% of annual base salary for the company's other named executive officers. These percentages are slightly lower compared to 2017 and consistent with our peer company median value for similar compensation.
Mechanics of 2018 Performance-based Equity Incentive Awards
For the 2018 Plan, the Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the company’s 2018 performance in three areas: net revenue, non-GAAP operating income and strategic goals. The Compensation Committee’s intent in the design of the 2018 Plan was to emphasize revenue growth and to focus management on operating profitability by tying vesting to non-GAAP operating income (as defined below) and create long-term value for our stockholders. The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Net revenue	0%	35%	70%
Non-GAAP operating income	0%	35%	70%
Strategic goals	0%	30%	60%
Total	0%	100%	200%
__________________

(1)
No performance stock units would vest for a specific performance goal if Power Integrations' 2018 actual revenue, actual non-GAAP operating income and strategic goals, as applicable, did not exceed at least an established minimum amount as set forth in the 2018 Plan.

(2)
Target represents the number of performance stock units which would vest for a specific goal if Power Integrations' 2018 actual revenue, actual non-GAAP operating income and strategic goals, as applicable, met but did not exceed the established target amount as set forth in the 2018 Plan.

(3)
Maximum represents the maximum awards which could vest for a specific goal if Power Integrations' 2018 actual revenue, actual non-GAAP operating income and strategic goals, as applicable, met or exceeded the established maximum amounts as set forth in the 2018 Plan.

“Non-GAAP operating income” means operating income for 2018 determined in accordance with GAAP but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other mergers and acquisitions related expenses, and (iv) any other adjustment made to arrive at the company’s non-GAAP financial information as presented in our SEC filings. The Compensation Committee excluded these items because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.
The Compensation Committee believed the metrics of the 2018 Plan were directly tied to the company’s core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of the company’s executives with those of the company’s stockholders.
Revenue Component:
The PSUs would not vest for the named executive officers with respect to the revenue component of the 2018 Plan if 2018 revenues failed to exceed $430 million. To the extent 2018 actual revenues exceeded $430 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $430 million, up to 100% of the target amount at $450 million, and linearly from that level up to a maximum of 200% of the target amount at $470 million.
The company regards revenue growth as a key measure of its success, and maintains a goal of growing revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics ("WSTS"). The Compensation Committee set the above revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2018 Plan represented challenging, aggressive goals. In January 2019, based on the $416 million of net revenue achieved in 2018, the Compensation Committee determined that none of the PSUs awarded tied to the revenue component would vest in 2019.

Non-GAAP Operating Income Component:
The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2018 Plan if 2018 non-GAAP operating income failed to exceed $86.1 million. To the extent actual non-GAAP operating income exceeded $86.1 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $86.1 million of non-GAAP operating income up to 100% of the target amount at $90.7 million, and linearly from that level up to a maximum of 200% of the target amount at $95.2 million. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2018. The Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness resulting in margin expansion. In January 2019, based on the $82.4 million of non-GAAP operating income achieved in 2018, the Compensation Committee determined that none of the PSUs awarded tied to the non-GAAP operating income component would vest in 2019.

Strategic Goals Component:

The PSUs would not vest for the named executive officers with respect to the strategic-goals component of the 2018 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage adding up to 30% of the target. The strategic-goals portion of the 2018 Plan consisted of five strategic goals, including goals related to product development, future revenue growth, increased wafer capacity and manufacturing cost reductions. If all of the strategic goals met or exceeded the minimum established threshold, then the number of shares subject to PSU vesting for the strategic goals component would have increased linearly from zero at the minimum level up to 100% if the target strategic goals were met, and up to a maximum of 200% if the stretch strategic goals were met or exceeded. In January 2019, based on the level of strategic goals achieved in 2018, the Compensation Committee determined that 200% of the target PSUs awarded tied to the strategic goals component would vest in 2019.
Long-term Equity Incentive Awards. In 2018, the Compensation Committee approved grants of RSUs and PRSUs. The RSU awards typically have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant-date over four years, in accordance with the company’s standard vesting schedule for RSUs. The PRSU awards will vest based on company performance measured against an established 2020 revenue target. As with the PSUs, the PRSUs are awarded in the amount of 200% of the number of shares that will ultimately vest if the target goal is met but not exceeded, with the full amount vesting if the maximum level of 2020 revenue is met or exceeded. The 2020 revenue target level is a multi-year target for growth intended to have difficulty in attaining. The portion of PRSUs that will vest will be calculated based on the company’s actual 2020 net revenue as compared to the established minimum, target and maximum 2020 revenue amounts, and will vest in early 2021 upon determination by the Compensation Committee of the achievement of the vesting criteria. In the event of any mergers, acquisitions or divestitures, the net revenue target shall be adjusted based on an approved plan presented to the Board. The net revenue target will be further adjusted for any one-time patent or other litigation settlements or judgments should the positive or negative effect of such events, if any, impact the company’s net revenue during the performance period.
The 2018 PRSU awards would not vest in early 2021 if the company’s 2020 actual net revenue does not exceed at least the established minimum amount. To the extent 2020 actual net revenue increases above the minimum amount, the PRSU vesting would increase linearly from zero at the minimum amount up to 100% of the target amount when actual net revenue equals the target net revenue, with the number of shares vesting increasing above the target amount as actual net revenue increases above the target amount of revenue, up to a maximum of 200% of the target amount of shares when actual net revenue equals or exceeds the established maximum net revenue. At this point the maximum vesting of PRSUs would be achieved.

Determination of Amounts of RSUs and PRSUs

The Compensation Committee approved a target PRSU grant of 16,000 units, and a RSU grant of 48,000 units, to Mr. Balakrishnan. The aggregate target grant-date fair value of these grants was $3.8 million. The Compensation Committee considered the value of the PRSU grant as a percentage of the total long-term equity award. For the CEO’s 2018 equity grants, the Compensation Committee awarded 25% in the form of target PRSUs and 75% in the form of RSUs. This percentage was deemed appropriate considering the difficulty of setting long-term performance criteria in an industry experiencing constant and disruptive change.

The Compensation Committee approved a target PRSU grant of 3,600 units and a RSU grant of 10,800 units with an aggregate target grant-date fair value of approximately $0.9 million to Mr. Nayyar. For Mr. Barsan the Compensation Committee approved a target PRSU grant of 3,100 units and a RSU grant of 9,300 units with an aggregate target grant-date fair value of approximately $0.7 million. For each of Mr. Matthews and Mr. Sutherland the Compensation Committee approved target PRSU grants of 2,800 units and RSU grants of 8,400 units with an aggregate target grant-date fair value of approximately $0.7 million.

The total value of the long-term incentive awards for the named executive officers was determined considering both the leadership and relative contribution of each executive to the performance of the company, and the long-term incentive pay of peer companies along with data from Radford. As a group, the value of the long-term incentive grants noted above to the named executive officers was in approximately the 75th percentile.

Stock Ownership Guideline. In April 2013, the company established a CEO stock-ownership guideline, believing that ownership of the company’s stock is an effective means to reinforce alignment of the CEO’s interests with those of the company’s stockholders. Our CEO is required to own a number of shares of the company’s common stock having a value equal to at least his current base salary. This stock ownership guideline provides for a five-year period to attain the target ownership level beginning on the date this guideline was adopted by the Compensation Committee. Mr. Balakrishnan’s stock ownership has exceeded the stock ownership guidelines since the date of adoption.

Employment Agreements. The named executive officers are employed at-will. Based on the company’s desire to link executive compensation with performance, the executive-compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination upon Change of Control”). In the event of a termination without cause or resignation for good reason these benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (100% in the case of Mr. Balakrishnan), (ii) payment of a pro-rated portion, based on the number of days served in the performance period, of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) the pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee on the date of determination, (iv) continued health coverage and (v) in the case of Mr. Balakrishnan, accelerated vesting of stock options and restricted stock units. If the executive incurs a Termination upon Change of Control, the benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (200% in the case of Mr. Balakrishnan and up to 100% in the case of any senior executives), (ii) payment of a pro-rated portion of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) 100% accelerated vesting of outstanding PSUs and PRSUs at the maximum applicable performance level, (iv) in the case of a change of control without termination, 25% accelerated vesting of stock options and RSUs, provided, however (a) Mr. Balakrishnan’s stock options and RSUs vest in full, and (b) 50% (or 100% if a senior executive) of all stock options and RSUs shall vest in full prior to Change of Control to the extent the acquiring company does not assume the company’s stock options and restricted stock units. After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued health plan coverage, a pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee, and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.
We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2018, 2017 and 2016, Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 3% of salary up to a maximum of $8,250, $8,100 and $7,950, respectively, each year for each U.S. employee. The company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Federal Tax Considerations. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which prior to the passage of the Tax Cuts and Jobs Act of 2017 in December 2017, provided that we may not deduct compensation of more than $1,000,000 that is paid to certain executive officers, unless certain exemption requirements are met. Prior to the passage of Tax Cuts and Jobs Act of 2017, exemptions to this deductibility limit could be made for various forms of “performance-based” compensation. However, as a result of the passage of the Tax Cuts and Jobs Act of 2017, it is unlikely that the exemption will continue to apply to our compensation arrangements under Section 162(m).
Compensation “Claw-back”. In 2009, we implemented a compensation “claw-back” mechanism with respect to compensation of our executive officers. The claw-back conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial restatement resulting from intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report *
The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee:

Alan D. Bickell (Chair)
William L. George
E. Floyd Kvamme
Necip Sayiner
Wendy Arienzo
______________________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary of Executive Compensation
The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2018. We refer to these employees collectively as our “named executive officers.”
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Change in Retirement Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation	Total
Balu Balakrishnan	2018	$592,673	$3,000	$4,433,688	—	$9,367	$5,038,728
President and Chief	2017	$571,538	$1,964	$9,065,008	—	$9,217	$9,647,727
Executive Officer	2016	$557,462	$10,000	$3,233,135	—	$9,776	$3,810,373

Sandeep Nayyar	2018	$362,942	—	$1,046,780	$1,303	$9,367	$1,420,392
Chief Financial	2017	$347,692	—	$1,952,277	$5,644	$9,209	$2,314,822
Officer	2016	$337,788	—	$841,487	$1,615	$9,744	$1,190,634

Radu Barsan	2018	$337,846	—	$897,149	—	$9,335	$1,244,330
Vice President,	2017	$331,173	—	$1,677,211	$3,170	$9,129	$2,020,683
Technology	2016	$324,231	—	$647,717	—	$20,856	$992,804

David “Mike” Matthews(4)	2018	$308,884	$1,500	$801,259	—	$8,420	$1,120,063
Vice President,	2017	$296,538	$6,214	$1,549,003	$11,685	$8,367	$1,871,807
Product Development

Ben Sutherland(5)	2018	$308,884	—	$801,259	—	$4,486	$1,114,629
Vice President,	2017	$296,538	—	$1,549,003	$3,170	$4,978	$1,853,689
Worldwide Sales
__________________

(1)
The “Bonus” to Mr. Balakrishnan in 2018, 2017 and 2016, was awarded for his work on several patents that were assigned to Power Integrations. The “Bonus” to Mr. Matthews in 2018 and 2017 was awarded for his work on several patents that were assigned to Power Integrations.

(2)
The grant-date fair value for all stock awards has been calculated in accordance with FASB ASC Topic 718, excluding the effects of forfeiture with respect to awards subject to performance conditions. Assumptions used in the calculation of these amounts are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of annual and long-term performance-based equity incentive awards granted in 2018, 2017, and 2016, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section with respect to the 2018 grants, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions. The grant-date fair value was calculated by multiplying the closing stock price on the grant date by each award, reduced by the discounted present value of dividends expected to be declared before the awards vest. The amounts for 2018 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland in 2018 is $6,015,487, $1,451,884, $1,241,745, $1,103,438 and $1,103,438, respectively. The amounts for 2017 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland in 2017 is $10,714,092, $2,365,090, $2,026,472, $1,866,435 and $1,866,435, respectively. The amounts for 2016 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar and Mr. Barsan in 2016 is $4,412,231, $1,169,465 and $910,302, respectively.

(3)
Includes an estimate of the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the named executive officer's retirement plan. The table excludes the negative aggregate change in the actuarial present value in 2018 of Mr. Balakrishnan’s, Mr. Barsan’s, Mr. Matthews’ and Mr. Sutherland’s accumulated benefits under the named executive officers' retirement plan in the amount of ($6,225), ($568), ($2,861) and ($2,207), respectively. The table excludes the negative aggregate change in the actuarial present value in 2017 of Mr. Balakrishnan’s accumulated benefits under the named executive officers' retirement plan in the amount of ($7,033). The table also excludes the negative aggregate change in the actuarial present value in 2016 of Mr. Balakrishnan’s and Mr. Barsan's accumulated benefits under the named executive officers' retirement plan in the amount of ($1,033) and ($840), respectively. The narrative and footnotes following the Retirement Benefits table below provides additional detail about Power Integrations' retirement plans.

(4)	Mr. Matthews was not a named executive officer in 2016.

(5)	Mr. Sutherland was not a named executive officer in 2016.
Pay Ratio
The annual total compensation of the median employee and the annual total compensation of the Chief Executive Officer (“CEO”) were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using the methodology described below, our CEO’s annual total compensation in 2018 was $5,038,728 and our median employee’s annual total compensation in 2018 was $103,334. As a result, our 2018 CEO to median employee pay ratio was approximately 49:1.
There were no changes in our employee compensation or employee population in 2018 as compared to 2017 that would significantly affect the pay ratio. Consistent with SEC rules, the 2018 CEO to median employee pay ratio was calculated using the median employee identified in 2017. We chose December 1, 2017 as the date for establishing the employee population used in identifying the median employee and used fiscal 2017 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based bonuses, target commissions, and target long-term equity awards based on their grant date fair values. Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 1, 2017 were captured. No cost-of-living adjustments were made.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards in 2018
The following table shows for the fiscal year ended December 31, 2018, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Committee Approval Date of Stock Grants	Estimated Future Payouts Under Equity Performance-based Incentive Plan Awards and Long-term Performance-based Incentive Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(5)
			Threshold	Target	Maximum
Balu Balakrishnan	2/13/2018	2/13/2018 (2)	—	10,200	20,400		$623,401
	2/13/2018	2/13/2018 (3)	—	16,000	32,000		$958,398
	2/13/2018	2/13/2018 (4)				48,000	$2,851,889

Sandeep Nayyar	2/13/2018	2/13/2018 (2)	—	3,100	6,200		$189,465
	2/13/2018	2/13/2018 (3)	—	3,600	7,200		$215,640
	2/13/2018	2/13/2018 (4)				10,800	$641,675

Radu Barsan	2/13/2018	2/13/2018 (2)	—	2,600	5,200		$158,906
	2/13/2018	2/13/2018 (3)	—	3,100	6,200		$185,690
	2/13/2018	2/13/2018 (4)				9,300	$552,553

Mike Matthews	2/13/2018	2/13/2018 (2)	—	2,200	4,400		$134,459
	2/13/2018	2/13/2018 (3)	—	2,800	5,600		$167,720
	2/13/2018	2/13/2018 (4)				8,400	$499,081

Ben Sutherland	2/13/2018	2/13/2018 (2)	—	2,200	4,400		$134,459
	2/13/2018	2/13/2018 (3)	—	2,800	5,600		$167,720
	2/13/2018	2/13/2018 (4)				8,400	$499,081

________________

(1)
These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2018, under Power Integrations’ 2018 executive compensation plan (the 2018 Plan). The actual grant date fair values of the awards earned for the year ended December 31, 2018, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2018. For a description of the 2018 Plan, see “Compensation Discussion and Analysis.”

(2)
Reflects PSUs granted pursuant to the 2018 Plan, which were granted under the 2016 Incentive Award Plan. No performance stock units were to vest if Power Integrations’ 2018 actual revenue, actual non-GAAP operating income and strategic goals did not exceed at least established minimum amounts as set forth in the 2018 Plan; target represents the number of performance stock units which would have vested if the metrics in the 2018 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2018 Plan were met at or above the maximum amounts, which maximum number of performance is 200% of the target number. Payouts were to increase linearly from the minimum to target and target to maximum, based on performance. The Compensation Committee determined that Power Integrations satisfied the performance conditions under the 2018 Plan at the 60% level and, accordingly, the performance stock units vested with respect to 60% of the target amount, and the underlying shares that vested were issued, pursuant to the 2018 Plan.

(3)
Reflects PRSUs granted. No PRSUs are to vest if Power Integrations' 2020 actual revenue does not exceed at least a minimum amount established; target represents the number of PRSUs which would vest if Power Integrations' 2020 actual revenue equals an established target amount; and maximum represents the maximum awards which would vest if Power Integrations' 2020 actual revenue equals or exceeds an established maximum amount.

(4)	Restrictions on the RSU awards lapse at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to the awardee's continued service to the company.

(5)
Represents the grant-date fair value of stock awards as determined in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance-based equity incentive awards, the grant-date fair value is presented at target, which represented the probable outcome of the satisfaction of the performance conditions at the date of grant.

The amount of salary and grant-date fair value of performance-based equity incentive awards in proportion to total compensation in 2018 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2018 annual and long-term performance stock units and other elements of compensation.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table shows, for the fiscal year ended December 31, 2018, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.
Outstanding Equity Awards at December 31, 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (11)
Balu Balakrishnan	60,000	—	$21.14	4/28/2019	10,650(2)	$649,437	32,000(7)	$1,951,360
	47,374	—	$38.07	5/3/2020	24,000(3)	$1,463,520	32,000(8)	$1,951,360
	10,837	—	$36.95	5/5/2021	36,000(4)	$2,195,280	32,000(9)	$1,951,360
	26,043	—	$42.88	5/8/2022	65,625(5)	$4,001,813	20,400(10)	$1,243,992
					48,000(6)	$2,927,040

Sandeep Nayyar					2,625(2)	$160,073	8,000(7)	$487,840
					6,000(3)	$365,880	7,000(8)	$426,860
					7,875(4)	$480,218	7,200(9)	$439,056
					13,125(5)	$800,363	6,200(10)	$378,076
					10,800(6)	$658,584

Radu Barsan					2,025(2)	$123,485	6,000(7)	$365,880
					4,500(3)	$274,410	6,000(8)	$365,880
					6,750(4)	$411,615	6,200(9)	$378,076
					11,375(5)	$693,648	5,200(10)	$317,096
					9,300(6)	$567,114

Mike Matthews	6,000	—	$42.88	5/8/2022	1,875(2)	$114,338	5,600(7)	$341,488
					4,200(3)	$256,116	5,600(8)	$341,488
					6,300(4)	$384,174	5,600(9)	$341,488
					10,500(5)	$640,290	4,400(10)	$268,312
					8,400(6)	$512,232

Ben Sutherland					1,875(2)	$114,338	5,600(7)	$341,488
					4,200(3)	$256,116	5,600(8)	$341,488
					6,300(4)	$384,174	5,600(9)	$341,488
					10,500(5)	$640,290	4,400(10)	$268,312
					8,400(6)	$512,232

__________________

(1)
These options were granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)	Represents RSU awards granted on 1/27/2015 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(3)	Represents RSU awards granted on 1/26/2016 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(4)	Represents RSU awards granted on 2/2/2017 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(5)	Represents RSU awards which vest at the rate of 12.5% per year with the initial vest date of 4/1/2018.

(6)	Represents RSU awards granted on 2/13/2018 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(7)
Represents the maximum number of PRSUs granted in 2016 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurred upon the release of the company’s earnings based on company performance measured against an established revenue target for fiscal year 2018.

(8)
Represents the maximum number of PRSUs granted in 2017 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon the release of the company’s earnings based on company performance measured against an established revenue target for fiscal year 2019.

(9)
Represents the maximum number of PRSUs granted in 2018 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon the release of the company’s earnings based on company performance measured against an established revenue target for fiscal year 2020.

(10)
Represents the maximum number of PSUs which could vest under the 2018 Plan if the performance vesting criteria with respect to such PSUs were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. Vesting occurred upon the release of the company’s earnings based on company performance measured against established net revenue, non-GAAP operating income and strategic goals targets for fiscal year 2018. These PSUs vested at 60% of target in 2019, as discussed in “Compensation Discussion and Analysis” above.

(11)	Value calculated based on the $60.98 closing price of Power Integrations’ common stock on December 31, 2018, which was the last trading day of 2018.
Option Exercises and Stock Vested in Fiscal 2018
The following table presents information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2018 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Balu Balakrishnan	65,000	$2,639,650	88,113	$6,112,730
Sandeep Nayyar			21,712	$1,498,908
Radu Barsan			17,503	$1,207,010
Mike Matthews			16,079	$1,110,127
Ben Sutherland			16,079	$1,110,127
________________

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

(2)	Consists of shares acquired upon vesting of RSUs and PSUs.

(3)	Represents the aggregate market price of the common stock on the date of vesting.

Employment, Severance and Change of Control Agreements
Executive Officer Benefits Agreement. In May 2014, Power Integrations entered into an amended and restated chief executive officer benefits agreement with Balu Balakrishnan (the “CEO Benefits Agreement”) and with Sandeep Nayyar, chief financial officer, Radu Barsan, vice president, technology, Mike Matthews, vice president, product development and Ben Sutherland, vice president, worldwide sales. The executive officers benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.” The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including: acceleration of vesting of stock options, restricted stock units, or RSUs, and in certain circumstances, performance stock units, or PSUs, and long-term performance stock units, or PRSUs, upon a change of control of Power Integrations,

•
severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a “Termination Upon Change of Control”),

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

These benefits are coupled with non-competition obligations that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 100% of Mr. Balakrishnan’s then-unvested shares subject to options or RSUs will vest and all then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control. With respect to the other Officers, upon a change of control, 100% of the then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of the Officer’s then-unvested shares subject to options or RSUs will vest. However, if an acquiring company does not assume the options or RSUs, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland are senior executives.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to the sum of two years of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus 200% of the cash value of his targeted annual performance-based equity incentive awards, at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination). Also, Mr. Balakrishnan shall receive the cash value of that portion of his then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, Mr. Balakrishnan shall receive accelerated vesting of 100% of all his then-outstanding stock options and other stock awards (to the extent such stock awards do not constitute a portion of his annual performance-based equity incentive awards), extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twenty-four months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that such Officer is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) from Power Integrations plus the cash value of 50% of the Officer’s targeted annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and for a senior executive, up to an additional six months of the Officer’s highest annual salary and the cash value of 50% of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, the Officer shall receive the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each Officer is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, as well as continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and RSUs.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) or the termination of the option in connection with any change of control and medical and dental benefits for such Officer and such Officer’s dependents at Power Integrations’ expense until such Officer achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro-rated portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of retirement as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. In the event the Officer’s service to Power Integrations’ is terminated due to death or permanent disability after satisfying the requirements to achieve retirement benefits, such Officer, or such Officer’s beneficiaries, shall be entitled to the preceding benefits.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Retirement Benefits
The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2018, for each named executive officer.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (in $000)
Balu Balakrishnan	30	$2
Sandeep Nayyar	8	$29
Radu Barsan	5	$—
Mike Matthews	26	$34
Ben Sutherland	18	$25

Having reached the appropriate age and the required years of service with Power Integrations, each Messrs. Balakrishnan and Matthews and their spouses are eligible to receive medical benefits upon retirement until they achieve the age of 65. Having reached the age of 65 Mr. Barsan is not eligible to receive medical benefits upon retirement. Mr. Nayyar will become eligible when he has rendered 10 years of service. Mr. Sutherland will become eligible when he reaches the age of 50. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board's Accounting Standards Codification 715, Retirement Benefits Compensation, (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 4.45% as of December 31, 2018.

•	The assumed annual increase in health care costs is 10% as of December 31, 2018, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% after 2028.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2018, and the price per share of Power Integrations’ common stock is $60.98, the closing price on the Nasdaq Global Select Market at December 31, 2018, the last trading day of 2018. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control (1)	Within 18 months of a Change of Control (2)	Acquiring Company Assumes Options/RSUs/PRSUs(3)	Acquiring Company Does Not Assume Options/RSUs/PRSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	—	$595,000	$1,190,000	—	—
Severance-Equity Bonus (5)	—	$1,243,992	$2,487,984	$1,243,992	$1,243,992
RSU Vesting Acceleration (6)	—	$5,618,545	$11,237,090	$11,237,090	$11,237,090
PRSU Vesting Acceleration (7)	$2,764,752	$2,764,752	$5,854,080	$5,854,080	$5,854,080
Extension of Option Term (8)	$273,350	—	$58,782	—	—
Continued Coverage of Employee Benefits (9)	$10,387	$20,774	$41,548	—	—
Total Termination Benefits: (10)	$3,048,489	$10,243,063	$20,869,484	$18,335,162	$18,335,162
Sandeep Nayyar
Cash Severance-Base Salary	—	$182,500	$365,000	—	—
Severance-Equity Bonus (5)	—	$189,038	$378,076	$378,076	$378,076
RSU Vesting Acceleration (6)	—	—	$2,465,117	$616,279	$2,465,117
PRSU Vesting Acceleration (7)	—	$663,950	$1,353,756	$1,353,756	$1,353,756
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	—	$15,541	$31,082	—	—
Total Termination Benefits: (10)	—	$1,051,029	$4,593,031	$2,348,111	$4,196,949
Radu Barsan
Cash Severance-Base Salary	—	$170,000	$340,000	—	—
Severance-Equity Bonus (5)	—	$158,548	$317,096	$317,096	$317,096
RSU Vesting Acceleration (6)	—	—	$2,070,271	$517,568	$2,070,271
PRSU Vesting Acceleration (7)	—	$520,627	$1,109,836	$1,109,836	$1,109,836
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	—	$14,153	$28,306	—	—
Total Termination Benefits: (10)	—	$863,328	$3,865,509	$1,944,500	$3,497,203
Mike Matthews
Cash Severance-Base Salary	—	$155,000	$310,000	—	—
Severance-Equity Bonus (5)	—	$134,156	$268,312	$268,312	$268,312
RSU Vesting Acceleration (6)	—	—	$1,907,150	$476,788	$1,907,150
PRSU Vesting Acceleration (7)	$483,832	$483,832	$1,024,464	$1,024,464	$1,024,464
Extension of Option Term (8)	$29,355	—	$8,806	—	—
Continued Coverage of Employee Benefits (9)	$451,087	$20,352	$40,704	—	—
Total Termination Benefits: (10)	$964,274	$793,340	$3,559,436	$1,769,564	$3,199,926
Ben Sutherland
Cash Severance-Base Salary	—	$155,000	$310,000	—	—
Severance-Equity Bonus (5)	—	$134,156	$268,312	$268,312	$268,312
RSU Vesting Acceleration (6)	—	—	$1,907,150	$476,788	$1,907,150
PRSU Vesting Acceleration (7)	—	$483,832	$1,024,464	$1,024,464	$1,024,464
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	—	$14,443	$28,886	—	—
Total Termination Benefits: (10)	—	$787,431	$3,538,812	$1,769,564	$3,199,926
_____________________

(1)
Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), plus 50% acceleration of all his then-unvested options and restricted stock units plus twelve months medical and dental coverage; and with respect to all other named executive officers, six months of salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or PSUs, measured as of the termination date) plus six months of medical and dental coverage.

(2)
For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twenty-four months’ salary plus 200% of his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), 100% acceleration of all his then-unvested options, RSUs and PRSUs at maximum performance level, extension of the post-termination stock option exercise period to one year and two years medical and dental coverage; for all others, six months’ salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or stock awards, measured as of the termination date), 100% of unvested options and restricted stock units would vest upon a change of control for senior executives and 50% of unvested options and restricted stock units would vest upon change of control for new executives, extension of the post-termination stock option exercise period to one year and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months’ salary and 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)
Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options and RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested options and RSUs would vest; for all others, 25% of the unvested options and RSUs would vest.

(4)
Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options or restricted stock award units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest and for all others, 50% of the unvested options and restricted stock units would vest for a new executive and 100% for a senior executive.

(5)
In mid-2009, Power Integrations began utilizing annual performance stock units (“PSUs”) in lieu of cash for Power Integrations’ bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested, and the market value is determined using $60.98 per share, the closing price per share on the Nasdaq Global Select Market at December 31, 2018, the last trading day of 2018.

(6)
Reflects the aggregate market value of unvested RSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $60.98, the closing price per share on the Nasdaq Global Select Market on December 31, 2018, the last trading day of 2018, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2018.

(7)
Reflects the aggregate market value of unvested PRSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $60.98, the closing price per share on the Nasdaq Global Select Market on December 31, 2018, the last trading day of 2018, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2018.

(8)
Reflects the aggregate market value of extensions of stock option exercise periods. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculated as the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date. The following assumptions were used to calculate the fair value of stock options using the Black-Scholes-Merton model; risk-free interest rates 2.45% - 2.63%, expected volatility 32% - 42%, expected dividend yield 1.08%, and the expected term of the extended life options, which ranged from 1 to 3 years.

(9)
For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2018.

(10)
The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

The table above describes potential payments to our Officers in the event of retirement or a change of control as of December 31, 2018.  The table includes the acceleration of outstanding performance stock units in connection with a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Power Integrations’ Compensation Committee consists of Messrs. Bickell and Kvamme and Drs. Arienzo, George and Sayiner. None of the current members of the Compensation Committee was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions, Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. Our company employs Vikram Balakrishnan, son of Balu Balakrishnan, our chief executive officer. In fiscal 2018 Vikram Balakrishnan’s total compensation was $169,706, which includes salary, the grant-date fair value of stock awards, 401(k) contributions match, and patent bonus. During fiscal 2018, we did not have any other related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.
Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).
If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding, will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a Notice of Internet Availability of Proxy Materials or a separate set of printed Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request householding of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

March 28, 2019
A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018, is available on our website, www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Directions to Power Integrations, Inc. from San Jose Airport

ð	1.	Head southeast on Airport Blvd
ð	2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)
ð	3.	Slight right (signs for CA-87/US-101/Skyport Dr)
	4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown
	5.	Take the exit onto I-280 S toward US-101
	6.	Take the exit onto US-101 S toward Los Angeles
	7.	Take the Hellyer Ave exit
ï	8.	Turn left at Hellyer Ave
		5245 Hellyer Ave
		San Jose, CA

APPENDIX A
POWER INTEGRATIONS, INC.
2016 INCENTIVE AWARD PLAN
(AS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 13, 2019)
(SUBJECT TO APPROVAL BY THE STOCKHOLDERS ON MAY 22, 2019)

1.	General.
(a)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.
(b)Available Awards. The Plan provides for the grant of the following types of Awards: (i) Restricted Stock Unit Awards; (ii) Performance Stock Unit Awards; and (iii) Performance Cash Awards. For the avoidance of doubt, no other forms of equity-based awards, including but not limited to stock options and stock appreciation rights, may be granted under the Plan.
(c)Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible Award recipients and provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate.
2.Administration.
(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to an Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which an Award may vest (or at which cash or shares of Common Stock may be issued).
(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, to make the Plan or Awards granted under the Plan exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 8(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan; (B) materially expands the class of individuals eligible to receive Awards under the Plan; (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued under the Plan; (E) materially extends the term of the Plan; or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees; or (B) Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant; and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A)  to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Awards and the terms of such Awards, in each case to the extent permitted by applicable law; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted using the relevant form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 12(x) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares Subject to the Plan.
(a)Share Reserve.
(i)Subject to Section 8(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed two million five hundred thousand (2,500,000) shares (the “Share Reserve”).
(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in the Plan. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited will revert to and again become available for issuance under the Plan. If any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares subject to the Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan.

(c)Section 162(m) Limitations. Subject to the Share Reserve and Section 8(a) relating to Capitalization Adjustments, to the extent required to comply with Section 162(m) of the Code, the following limitations will apply.
(i)A maximum of two hundred fifty thousand (250,000) shares of Common Stock subject to Performance Stock Unit Awards may be granted to any one Participant during any one fiscal year; and
(ii)    A maximum of ten million dollars ($10,000,000) may be granted as a Performance Cash Award to any one Participant during any one fiscal year.
(d)Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to Awards granted under this Plan or otherwise during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, will not exceed three hundred thousand dollars ($300,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Stock Awards for financial reporting purposes).
(e)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.Eligibility.
Awards may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of Section 409A of the Code.

5.	Provisions of Awards
(a)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(b)Performance Awards.
(i)Performance Stock Unit Awards. A Performance Stock Unit Award is a Restricted Stock Unit Award that is granted or vests contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance

Stock Unit Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or Committee may determine that cash may be used in payment of Performance Stock Unit Awards.
(ii)Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion.
(iii)Discretion. The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(iv)Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Awards, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.
6.Covenants of the Company.
(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon settlement of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon settlement of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
7.Miscellaneous.
(a)Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(b)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for the issuance of shares of Common Stock under the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(c)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(e)Investment Assurances. The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of accepting the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(g)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(h)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i)Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee”

for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(j)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
8.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i), (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution. Except as otherwise provided in the Award Agreement, in the event of a Dissolution of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions. The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar Award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)accelerate the vesting, in whole or in part, of the Award to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction);
(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;
(v)cancel or arrange for the cancellation of the Award, to the extent not vested prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
(vi)make a payment, in such form as may be determined by the Board equal to the value of the property the Participant would have received upon the settlement of the Award immediately prior to the effective time of the Transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an Award.
(d)Change in Control. An Award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
9.Plan Term; Earlier Termination or Suspension of the Plan.
(a)Suspension and Termination. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

10.	Effective Date of Plan.
This Plan will become effective on the Effective Date.

11.	Choice of Law.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.	Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a grant of Restricted Stock Units or Performance Stock Units.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s failure to substantially perform his or her duties with the Company or an Affiliate; (ii) such Participant’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or an Affiliate to whom such Participant directly or indirectly reports; (iii) such Participant’s commission of an act of fraud or dishonesty resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (iv) such Participant’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, involving economic, financial or reputational injury to the Company or an Affiliate; (v) such Participant’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Affiliates resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (vi) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; or (vii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Power Integrations, Inc., a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(n)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(o)“Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.
(p)“Director” means a member of the Board.
(q)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(r)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs. Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(s)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016, provided this Plan is approved by the Company’s stockholders at such meeting.
(t)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(u)“Entity” means a corporation, partnership, limited liability company or other entity.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(x)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(aa)“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(bb)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(cc)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(dd)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 5(b)(ii).
(ee)    “Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board or Committee.
(ff)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee or Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10)

to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in the Company’s SEC filings. For all Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
(gg)    “Performance Period” means the period of time selected by the Board or Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.
(hh)    “Performance Stock Unit Award” means an Award granted under the terms and conditions of Section 5(b)(i).
(ii)    “Plan” means this Power Integrations, Inc. 2016 Incentive Award Plan.
(jj)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(kk)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(ll)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(mm)    “Rule 405” means Rule 405 promulgated under the Securities Act.
(nn)    “Rule 701” means Rule 701 promulgated under the Securities Act.
(oo)    “Securities Act” means the Securities Act of 1933, as amended.
(pp)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(qq)    “Transaction” means a Corporate Transaction or a Change in Control.

power integrations™

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 22, 2019.

Online
Go to **www.investorvote.com/POWI** or scan the QR code — login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Proposals 2, 3 and 4.

1. Election of Directors: Each to be elected to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected and qualified.

Nominee	For	Withhold
01 - Wendy Arienzo	☐	☐
02 - Balu Balakrishnan	☐	☐
03 - Nicholas E. Brathwaite	☐	☐
04 - William George	☐	☐
05 - Balakrishnan S. Iyer	☐	☐
06 - Necip Sayiner	☐	☐
07 - Steven J. Sharp	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Power Integrations

The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Wednesday, May 22, 2019, at 2:00 p.m. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C Non-Voting Items

Change of Address — Please print new address below.